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                                 Exhibit 10.3

                          EXCLUSIVE LISTING AGREEMENT


         THIS AGREEMENT, by and between BINSWANGER, having an address at Two Logan Square, Fourth Floor, Philadelphia, Pennsylvania 19103 ("Agent") and PRESTOLITE ELECTRIC INCORPORATED, having an address at Highway 20 West, Decatur, Alabama 35609-2205 ("Owner").

         Intending to be legally bound hereby, Agent and Owner agree as follows:

         1. Exclusive Right to Sell. Subject to the terms of Section 4.1 below,
            -----------------------
Agent is hereby given the sole and exclusive right to list and offer for sale for the Owner's account the land and buildings owned by Owner situated in DECATUR, ALABAMA, located on Highway 20 West, and consisting of approximately 258,000 square feet of space on approximately 69 acres of land, (all or any part of which is hereinafter referred to as the "Property"), provided that Agent agrees by listing and otherwise, to use its best efforts to sell the Property until this Agreement is terminated as herein provided. Such sale may be subject to a "leaseback" of the Property to Owner, on terms satisfactory to Owner.

         2. Term. This Agreement shall be for a term of one (1) year, beginning
            ----
from the last date of execution of this Agreement by Agent or by Owner, and shall terminate on such date unless extended in writing by Owner. For a period of one (1) year following the termination of Agent's exclusive right, Agent's authority shall continue as to those entities with whom there has been substantial two way communication regarding the Property ("Protected Prospects"), so that if subsequent to such termination an agreement of sale is entered into on the Property by any such entity, or by any person, firm or corporation in which or in whom there is an interest, relationship or connection with such entity, whether by Agent or by Owner directly or by any other agent, or person whomsoever, a full Commission as hereinafter defined shall be paid to Agent. Such substantial communication must be evidenced by documented telephone calls or written correspondence.

         3. Listing Price. Agent is authorized to offer the Property for sale at
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a gross purchase price of Four Million Nine Hundred Fifty Thousand and 00/100
Dollars ($4,950,000.00), in cash or upon other such prices, terms and conditions as Owner may from time to time approve in writing.

         4. Commission. IF THE PROPERTY IS SOLD EXCEPT AS PROVIDED IN SECTION
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4.1 BELOW, NO MATTER BY WHOMSOEVER THE PROPERTY MAY BE SOLD, TRANSFERRED,
CONVEYED, EXCHANGED OR LEASED OR SUCH PURCHASER OR TENANT PROCURED, WHETHER BY AGENT OR BY OWNER DIRECTLY OR BY ANY OTHER ENTITY WHATSOEVER, THEN, IN ANY SUCH EVENT, OWNER AGREES THAT AGENT SHALL HAVE EARNED A COMMISSION AND OWNER AGREES TO PAY TO AGENT A SALE COMMISSION OF SIX PERCENT (6%) OF THE GROSS AGGREGATE PURCHASE PRICE (the "Commission").
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         4.1   Agent acknowledges that Owner (i) is attempting to sell Owner's motor manufacturing business currently operated at the Property and (ii) may attempt to sell the switch business currently operated at the Property. Agent acknowledges and agrees that in the event Owner sells the Property in conjunction with the sale of Owner's motor manufacturing business and/or Owner's switch business, no Commission shall be due and payable by Owner to Agent pursuant to Section 4; provided, however, that in such case Owner shall be obligated to pay to Agent the cancellation fee specified in Section 5.

         4.2 It is understood and agreed that the Property will not be offered for lease to third parties; however, in the event Owner decides to offer the Property for lease to third parties during the term of this Agreement, Agent shall be granted the sole and exclusive right to list and offer the Property for lease for the balance of the term of this Agreement. If, prior to the termination of this Agreement (or after such termination as hereinafter set forth), Owner leases or agrees to lease the Property, or any part thereof, to a "Protected Prospect," Owner agrees to pay Agent a lease Commission based on the Gross Aggregate Rental which shall be computed in accordance with Paragraph 4 hereof and paid by Owner to Agent, within fifteen (15) days of Owner's receipt of rent payment. In the event that a lease is executed by Owner, any expansion of space leased by such tenant or the grant thereafter of additional space, to any such tenant, or any person, firm or corporation having an interest, relationship or connection in or with the tenant of the lease, shall be deemed an original letting and Commissions thereon shall be computed accordingly and paid by Owner to Agent. It is further understood that if such tenant, or any person, firm or corporation having an interest, relationship or connection in or with the tenant or the lease, shall purchase the Property, or any substitute land and/or building owned by Owner, at any time during the term of the lease, or any extension or renewal thereof, Owner agrees to pay to Agent a sale Commission as set forth in Paragraph 4 above; provided, however, that the aggregate amount of leasing Commissions paid by Owner to Agent shall be credited against such sale Commission.

         5.    Cancellation Fee. In the event Owner, during the term of this
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Agreement (i) elects to remove the Property from the market, whether or not for
Owner's own use, (ii) makes a donation of the Property, (iii) sells Property pursuant to Section 4.1, or (iv) abandons (a) the Property, or (b) Owner's interest in the Property (whether in fee or leasehold), then in any such cases, a one-time cancellation fee of $10,000.00 for each month this Agreement is in effect prior to cancellation, up to a maximum of $100,000.00 shall be paid to Agent, which fee shall be paid within ten (10) days of Owner's notification to Agent of Owner's decision to so remove the Property from the market; provided, however, that payment of such cancellation fee does not negate Owner's obligation to pay a Commission to Agent should a prospect of Agent purchase or lease the Property after the payment of such cancellation fee.

         6.    Sale or Transfer. The acquisition of the Property, or any part
               ----------------
thereof, by virtue of a purchase of a controlling capital stock interest, controlling partnership interest or corporate assets, or by virtue of merger, consolidation, or gift, or in any other manner whatsoever by operation of law or otherwise, shall not be deemed and taken to be included within the term "sale" for the purposes of this Agreement.

         7.    Marketing. For certain promotional or advertising expenses, Owner
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agrees to pay Agent certain marketing expenses in accordance with the Marketing
Plan attached hereto as Exhibit "A" and made a part hereof which is expressly approved by Owner's signature below. One-half (1/2) of said amount shall be advanced to Agent for such expenses upon Owner's receipt of a fully executed copy of this Agreement and the balance shall be paid to Agent monthly thereafter upon receipt of bills for such expenses as they are incurred by Agent, or Agent's representative. Agent and Owner may subsequently agree in writing to additional promotional or advertising expenses. It is agreed that (i) upon a sale of the Property, any unreimbursed advertising expenses to which Owner has previously agreed in writing shall be due and payable to Agent at the closing of the transaction and, (ii) in the event that this Agreement shall terminate without the Property being sold or leased, any unreimbursed advertising expenses shall be due and payable to Agent on such termination date.

         7.1 Subject to compliance with applicable laws and regulations, Agent is hereby authorized to place an available sign on the Property which Owner agrees shall be the only such sign permitted on the Property during the term of this Agreement.

         8.    Owner's Obligations. Any and all proposed sale agreements shall
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be made in Owner's name and upon the terms and conditions acceptable to Owner both as to legal form and substance. Agent shall have the right to cause to be inserted therein provisions setting forth the Commissions to be paid to Agent as provided for in this Agreement, or as may hereafter be agreed upon by Agent and Owner, and Owner shall furnish Agent with copies of all such agreements promptly upon their execution. In the event that Agent engages counsel to collect any sums due to Agent hereunder, or to enforce any of the provisions hereof, then Owner agrees to reimburse Agent, upon demand, for all reasonable fees, costs and other incidental expenses, including, but not limited to, reasonable attorneys' fees and costs, whether or not a suit is instituted.

         8.1 Owner represents and warrants to Agent that Owner has the legal right to sell the Property. Owner agrees that any sale entered into will include a provision stating that the purchaser has purchased the Property without reliance upon any representation of Owner or Agent except as explicitly set forth therein.

         8.2 During the term of this Agreement all inquiries made to Owner pertaining to the Property shall be referred to Agent, and Owner agrees not to negotiate with any prospective purchaser except through Agent and except as provided in Section 4.1.

         9.    Environmental Disclaimer. Owner acknowledges and agrees that (i)
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Agent is not an expert in environmental matters and that Agent has not made nor has been asked to make and shall not make any representations and warranties with respect to the environmental conditions or suitability of the Property;
(ii) any obligation which may exist with regard to compliance with statutes, ordinances and regulations relating to the environmental conditions is Owner's sole responsibility; (iii) if required by law, Owner will immediately (a) notify Agent of any knowledge of any matters of environmental concern, (b) give such information to a potential buyer or tenant, and (c) report such information to the appropriate governmental authority; (iv) Owner will indemnify, defend and hold Agent harmless against any claims, demands and liabilities, including reasonable attorney's fees and costs
                                           ----------
arising from or related to the environmental condition of the Property; and, (v) the provisions of this Paragraph shall survive the termination of this Agreement.

         10.   FIRPTA. Under Section 1445 of the Internal Revenue Code of 1986,
               ------
as amended, and the regulations issued thereunder, the purchaser of the Property may be required to withhold up to ten percent (10%) of the Purchase Price of the Property unless Owner provides the purchaser with a "nonforeign certificate" indicating that Owner is not a foreign person for purposes of the Internal Revenue Code. Agent may be subject to liability if Owner issues a false "nonforeign certificate". Owner hereby agrees to indemnify and hold Agent harmless from liability for any tax, penalty, interest or other charge imposed upon Agent by, through or under Owner resulting from Owner's actions or Owner's agents' actions.

         11.   Dual Agency. Owner acknowledges that the Agent may present the
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Property for sale to a potential purchaser who is also represented by the Agent.
In such event, the Agent will disclose such arrangement to the Owner.

         12.   Representation. Owner and Agent will disclose to any prospective
               --------------
buyer that Agent represents Owner except as provided in Section 4.1.

         13.   Non-Discrimination. OWNER AND AGENT AGREE THAT THE PROPERTY WILL
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BE OFFERED FOR SALE AND WILL BE SOLD WITHOUT REGARD TO RACE, COLOR, RELIGIOUS
CREED, SEX, ANCESTRY, AGE, NATIONAL ORIGIN, DISABILITY OR FAMILIAL STATUS.

         14.   Definitions.
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               The term "Gross Aggregate Purchase Price" shall mean the full cash consideration to be paid by the purchaser to Owner pursuant to the written sales agreement between them (other than real property tax proration payments by purchaser to Owner), plus any principal amount of any mortgages and other liens on the Property (a) securing deferred purchase price payable by the purchaser in Owner's favor or (b) subject to which the purchaser accepts title to the Property. In the case of a trade of properties or other items other than cash or cash credits, the fair market value of such property or other items traded for the Property shall also be included in the term "gross aggregate purchase price." The leaseback rentals, if any, to be paid by Owner to purchaser shall be excluded from the term "gross aggregate purchase price."

               The term "Gross Aggregate Rental" shall mean the base rent and any and all calculations of such base rent during the term of the lease and any renewal or extension thereof. The leaseback rentals, if any, to be paid by Owner to purchaser shall be excluded from the term "gross aggregate rental." Base rent excludes "triple net" reimbursement payments payable by the tenant to the landlord.

               The terms "lease" and "renewal, extension or expansion" include any arrangement by which the tenant or any person, firm, or corporation having any interest, relationship, or connection in or with the tenant originally has or, with respect to renewals, extensions, or expansions, continues to have the right to use or remain in possession of all or any portion of the Property, including, but not limited to, a lease, a license or as a holdover, but specifically excludes a leaseback from the purchaser to Owner.

         15.     Miscellaneous. This Agreement and the representations and
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warranties contained herein shall be binding upon Agent and Owner and their respective successors and assigns. Owner acknowledges that Agent may assign Agent's rights and obligations under this Agreement to one or more affiliates of Agent and Owner hereby consents to such assignments.

         15.1 This Agreement and the terms hereof constitute the entire agreement between Owner and Agent and no modification or amendment shall be effective unless and until made in writing and signed by both Owner and Agent.

         15.2 Agent and Owner shall acknowledge their approval of this Agreement, and Owner shall acknowledge presentation by Agent of the "Real Estate Brokerage Services Disclosure" which is attached hereto and made a part hereof, as required by Alabama Real Estate Commission Rule 790-X-3-.13 (1), by signing in the space provided below and Owner returning to Agent at least one (1) fully executed counterpart hereof.

                                            OWNER:

                                            PRESTOLITE ELECTRIC INCORPORATED

                                            By: /s/ Kenneth C. Cornelius
                                                -----------------------------
                                            Title:  Vice President
                                                    -------------------------
                                            Date:   February 29, 2000
                                                 ----------------------------


AGENT:

BINSWANGER SOUTHERN (N.C.), INC.
BINSWANGER OF PENNSYLVANIA, INC.

By: /s/ Susan M. Sygenda
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    Susan M. Sygenda, Vice President
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Date: February 28, 2000
      --------------------------------